Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (No. 333-191077) on Form S-3 and (Nos. 33-36981, 33-91196, 333-60665, 333-64498, 333-69042, 333-82194, 333-120294, 333-128363, 333-128364, 333-148502, and 333-184202) on Forms S-8 of Alliant Techsystems Inc. (the Company) of our report dated May 31, 2013, with respect to the consolidated balance sheet of MidOcean Bushnell Holdings, LP as of December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), partnership equity, and cash flows for the year then ended, which appears in the Company’s Form 8‑K dated November 4, 2013.
/s/ KPMG LLP
Kansas City, Missouri
November 1, 2013